Writer's Direct Dial:  (212) 225-2420



                          May 16, 1996


Continental Airlines, Inc.
2929 Allen Parkway
Houston, Texas 77019

          Re:  Continental Airlines, Inc.
               Registration Statement on Form S-4

Ladies and Gentlemen:

          We have acted as your counsel in connection with the above-referenced Registration Statement on Form S-4 (File No. 333-03591) (the "Registration Statement") filed on May 13, 1996 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the 10.22% Series B Senior Unsecured Sinking Fund Notes due July 1, 2000 (the "Series B Notes"), to be offered by Continental Airlines, Inc. (the "Company") in exchange for all of its outstanding 10.22% Series A Senior Unsecured Sinking Fund Notes due July 1, 2000 (the "Series A Notes"). The Series B Notes are to be issued under an indenture (the "Indenture") between the Company and Bank One, Texas, N.A., as trustee (the "Trustee").

          We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Series B Notes, in the form filed as an exhibit to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Series A Notes pursuant to the terms of the Registration Rights Agreement filed as an exhibit to the Registration Statement, the Series B Notes will be legal, valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

          The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of
Delaware.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading "Legal Matters," without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

                              Very truly yours,

                              CLEARY, GOTTLIEB, STEEN & HAMILTON


                              By /s/ Stephen H. Shalen
                                -------------------------------
                                  Stephen H. Shalen, a partner